PROMISSORY NOTE

$2,500.00 _________, 2018

FOR VALUE RECEIVED on the date stated above (the “Effective Date”), the undersigned GPods, Inc. (“Borrower”) promises to pay to the order of ________ (“Lender”), at _______________________, or at such other place as the Lender may designate in writing to the undersigned Borrower, the sum of TWO THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($2,500.00), together with interest thereon (the “Debt”), in accordance with the following terms and conditions.

1. Stated Interest Rate. The principal sum outstanding hereunder ($2,500.00) shall bear annual interest at a rate of ZERO PER CENT (0%) per annum (the “Stated Interest Rate”). As evidenced by attached loan agreement that Lender entered into on behalf of working capital needs of the Borrower for which Lender is currently an officer and director of.

2.Term. The Debt, and all interest, shall be repaid in one lump sum.

3. Cure. In the event of default in the payment of said principal and interest, Lender shall thereafter be entitled to bring suit against Borrower in a court of competent jurisdiction.

4. Prepayment. Payment on the Debt may be made at any time by Borrower, or from time to time, in whole or in part, without any penalty.

5. Principal Increase. Pursuant to the agreement of Lender and Borrower, Lender may increase the principal amount from time to time as necessary.

6. Place of Payment. All payments hereunder shall be made to such address of Lender as set forth herein or as Lender may otherwise designate in writing to the Borrower.

7. Severability. If any provision hereof is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, then the other provisions hereof shall remain in full force and effect and shall not be strictly construed for or against the drafter of this Note.

8. Binding Nature. The provisions of this Note shall be binding on Borrower and the personal representatives, successors and assigns of Borrower, and shall inure to the benefit of Lender and any subsequent holder of this Note, and their respective successors and assigns.

-Signature Page to Follow-

IN WITNESS WHEREOF, Borrower has executed this Note as of the Effective

Date.

Borrower: GPODS, INC.

By: /s/Robert Dolan

Name: Robert Dolan

Title: Chief Executive Officer

Approved as to the Form and Content as of the Effective Date hereof:

Lender: ____________________________

Name: _____________________________

_____________________________________

Exhibit A

NOTICE OF AMENDMENT

(Executed by Lender upon Notice)

The undersigned hereby acknowledges, that as of ______________, 201 original note payable due and owing by GPods, Inc. a Nevada corporation (the “Company”), with a face amount of $2,500.00 (or amended amount of $___________), is hereby increased.

Date of Amendment______________________________________________________________

Applicable rate change to short term AFR ____________________________________________

Increase in Debt from prior Notice __________________________________________________

Signature_______________________________________________________________________

[Name]

Address________________________________________________________________________

_______________________________________________________________________________

Phone_________________________________

Fax___________________________________

Borrower: GPODS, INC.

By: _________________________________

Name: Robert Dolan

Title: Chief Executive Officer